UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 29, 2008

American Realty Capital Trust, Inc.
(Exact Name of Registrant as Specified in Charter)

Maryland	333-145949	71-1036989
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

106 York Road Jenkintown, PA 19046
(Address, including zip code, of Principal Executive Offices) Registrant's telephone number, including area code: (215) 887-2189

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition of Assets.

Rite Aid Properties

On September 29, 2008, American Realty Capital Trust Inc. (the “REIT”) acquired 6 Rite Aid properties (the “Rite Aid Properties”). The REIT acquired the Rite Aid Properties at sellers’ cost, which does not exceed the fair market value of the Rite Aid Properties as determined by an appraisal of a qualified independent appraiser. The purchase price for the Rite Aid Properties is approximately $18.8 million, including closing costs and the acquisition fee equal to approximately $186,000. The purchase price is comprised of approximately $12.8 million of assumed debt. In addition, we borrowed approximately $6.0 million against the $10.0 million equity bridge financing facility established between the REIT and an ARC affiliate. The rate on this borrowing is not to be less than 8.0% per annum and will be calculated by adding 500 basis points to one month LIBOR, payable monthly in arrears. The Rite Aid Properties are drug stores in Ohio and Pennsylvania with an aggregate of approximately 75,000 square feet. The current sole tenant of the properties is Rite Aid and will remain the sole tenant on a triple-net or double-net lease basis.

National City Bank Properties

On August 29, 2008, the REIT Board of Trustees (with the two inside directors abstaining because the acquisition was an affiliated transaction) approved the acquisition of 2 National City bank branches located in Florida (the “National City Properties”). The REIT acquired the property located in Palm Coast, FL on September 16, 2008 (the “Palm Coast Property”) and the property located in Pompano Beach, FL on October 23, 2008 (the “Pompano Beach Property”).

The REIT acquired the National City Properties at sellers’ cost, which does not exceed the fair market value of the National City Properties as determined by an appraisal of a qualified independent appraiser. The purchase price for the National City Properties is approximately $6.8 million, including closing costs and the acquisition fee. The purchase price was paid with mortgage debt financing of $4.5 million, comprised of a loans from TD Bank, N.A. in the amounts of approximately $2.1 million for the Palm Coast Property and $2.4 million for the Pompano Beach Property. In addition, we borrowed approximately $2.4 million against the $10.0 million equity bridge financing facility established between the REIT and an ARC affiliate. The rate on this borrowing is not be less than 8.0% per annum and will be calculated by adding 500 basis points to one month LIBOR, payable monthly in arrears. The seller of the National City Properties is an affiliated party. The National City Properties are two bank branches in Florida with an aggregate of approximately 8,500 square feet. The current sole tenant of the properties is National City Bank and will remain the sole tenant on a triple-net basis.

		Approximate
	Approximate	Compensation to
National City Property Location	Purchase Price	Advisor and Affiliates
Palm Coast, FL	$3,100,000	$51,000
Pompano Beach, FL	3,700,000	61,000
Total	$6,800,000	$112,000

The properties are triple-net leased to National City Bank, pursuant to which National City Bank is required to pay all operating expenses and capital expenditures in addition to base rent, and have primary lease terms of 20 years. Annual rent is $466,465 for each of the first five years of the initial lease term, increased by 12% every five years for the Palm Coast Property and 10% every five years for the Pompano Beach Property.

National City Property Location	Total Square Feet Leased	Current Annual Base Rent	Base Rent per Square Foot
Palm Coast, FL	3,804	$210,000	$55.21
Pompano Beach, FL	4,663	256,465	$55.00
Total	8,467	$466,465	$55.09

The following table outlines the loan terms on the debt financing incurred in connection with acquisition of the National City Properties:

National City Property Location	Mortgage Debt Amount	Rate	Maturity Date
Palm Coast, FL	$2,062,500	30 day LIBOR + 1.50%	September 16, 2013
Pompano Beach, FL	2,437,500	30 day LIBOR + 1.50%	October 23, 2013
Total	$4,500,000

National City Corporation is a $152.5 billion financial holding company with $94.6 billion in deposits and $3.02 billion in revenues. It is based in Cleveland, OH, and as of December 31, 2007 had more than 1,400 branch banking offices in Ohio, Florida, Illinois, Indiana, Kentucky, Michigan, Missouri, Pennsylvania, and Wisconsin. It is rated S&P A-. On October 24, 2008, PNC Financial Services Group announced that it would buy National City in a stock transaction valued at $5.2 billion.

National City Corporation currently files its financial statements in reports filed with the Securities and Exchange Commission, and the following summary financial data regarding National City Corporation are taken from the 2005, 2006 and 2007 annual reports and Form 10-Q.

		For the Fiscal Year Ended December 31,
	Three
Consolidated Statements of Operations (in millions)	Months Ended June 30, 2008	2007	2006	2005
Revenues	$1,880	$9,185	8,934	$7,732
Operating Income	1,015	4,396	4,604	4,696
Net (Loss) Income	(1,756)	314	2,300	1,985

	As of the Fiscal Year Ended December 31,
Consolidated Balance Sheets (in millions)	2007	2006	2005
Total Assets	$150,374	$140,191	$142,397
Long-term Debt	25,992	25,407	30,496
Stockholders’ Equity	13,408	14,581	12,613

For more detailed financial information regarding National City Corporation, please refer to its financial statements, which are publicly available with the Securities and Exchange Commission at http://www.sec.gov.

Item 8.01	Other Events
Potential Property Acquisition

PNC Bank Properties

The REIT has secured first mortgage indebtedness from TD Bank, N.A. in connection with the potential acquisition of 50 bank branches triple-net leased to PNC Bank, National Association (the “PNC Properties”) in the fourth quarter of 2008. The total mortgage debt amount is $33,300,000, which will bear interest an effective rate of 4.90% per annum. The loan will mature on October 31, 2013. The PNC Properties are bank branches in Pennsylvania, New Jersey and Ohio with an aggregate of approximately 275,000 square feet. The current sole tenant of the properties is PNC Bank, National Association (“PNC Bank”) and will remain the sole tenant on a triple-net lease basis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL TRUST, INC.

Date: October 29, 2008	By:	/s/ Nicholas S. Schorsch
Nicholas S. Schorsch
Chief Executive Officer and Chairman of the Board of Directors